
<ARTICLE> 5
<LEGEND>
THIS SCHEDULE CONTAINS SUMMARY FINANCIAL INFORMATION EXTRACTED FROM THE
CONSOLIDATED FINANCIAL STATEMENTS OF GENZYME CORPORATION AND SUBSIDIARIES AND IS
QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SUCH FINANCIAL STATEMENTS.
</LEGEND>
<MULTIPLIER> 1,000

<PERIOD-TYPE>                   YEAR
<FISCAL-YEAR-END>                          DEC-31-1999
<PERIOD-START>                             JAN-01-1999
<PERIOD-END>                               DEC-31-1999
<CASH>                                         130,156
<SECURITIES>                                   522,834
<RECEIVABLES>                                  186,094
<ALLOWANCES>                                    19,291
<INVENTORY>                                    117,269
<CURRENT-ASSETS>                               730,187
<PP&E>                                         573,864
<DEPRECIATION>                                 190,683
<TOTAL-ASSETS>                               1,787,282
<CURRENT-LIABILITIES>                          137,938
<BONDS>                                              0
<PREFERRED-MANDATORY>                                0
<PREFERRED>                                          0
<COMMON>                                         1,409
<OTHER-SE>                                   1,354,983
<TOTAL-LIABILITY-AND-EQUITY>                 1,787,282
<SALES>                                        762,930
<TOTAL-REVENUES>                               772,288
<CGS>                                          182,337
<TOTAL-COSTS>                                  231,781
<OTHER-EXPENSES>                               385,461
<LOSS-PROVISION>                                15,347
<INTEREST-EXPENSE>                              21,771
<INCOME-PRETAX>                                117,928
<INCOME-TAX>                                    46,947
<INCOME-CONTINUING>                             70,981
<DISCONTINUED>                                       0
<EXTRAORDINARY>                                      0
<CHANGES>                                            0
<NET-INCOME>                                    70,981
<EPS-BASIC>                                       2.13<F1>
<EPS-DILUTED>                                     2.00<F1>

<F1>Genzyme reports earnings per share for each of its four series of common stock. The earnings per share information presented on this schedule represents earnings per share data for net income attributable to Genzyme General Division Common Stock. For the period presented, net income attributable to Genzyme General was $176,883. For the period presented, net loss attributable to Genzyme Molecular Oncology was $(28,832), or $(2.25) per basic and diluted share of Genzyme Molecular Oncology Division Common Stock, net loss attributable to Genzyme Surgical Products was $(48,037), or $(3.25) per basic and diluted pro forma share of Genzyme Surgical Products Division Common Stock, and net loss attributable to Genzyme Tissue Repair was $(30,040), or $(1.26) per basic and diluted share of Genzyme Tissue Repair Division Common Stock. Genzyme Surgical Products was created in June 1999 and previously operated as part of Genzyme General. All earnings (loss) and earnings (loss) per share information are presented as if Genzyme Surgical Products had existed as a separate division of Genzyme for the full period presented.

